Exhibit (d.15)

SUB-ADVISORY AGREEMENT

AGREEMENT dated as of December 1, 2010, between BlackRock Fund Advisors, a California corporation (“Adviser”), and BlackRock International Limited, a corporation organised under the laws of Scotland (“Sub-Adviser”).

WHEREAS, Adviser has agreed to furnish investment advisory services to the iShares Funds named on Appendix A attached hereto (each, a “Fund” and together the “Funds”); and

WHEREAS, Adviser wishes to retain Sub-Adviser to provide it with sub-advisory services as described below in connection with Adviser’s advisory activities on behalf of the Funds;

WHEREAS, the investment advisory agreement between Adviser and each of iShares Trust, iShares, Inc., iShares MSCI Russia Capped Index, Inc. and iShares MSCI Emerging Market Small Cap, Inc. (each, a “Company”) (such Agreement or the most recent successor agreement between such parties relating to advisory services to the Company is referred to herein as the “Advisory Agreement”) contemplates that Adviser may appoint a sub-adviser to perform investment advisory services with respect to a Fund;

WHEREAS, this Agreement has been approved in accordance with the provisions of the Investment Company Act of 1940 (the “1940 Act”), and Sub-Adviser is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.    Appointment. Adviser hereby appoints Sub-Adviser to act as sub-adviser with respect to each Fund as provided in Section 2(c) of the Advisory Agreement. Sub-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2.    Services of Sub-Adviser. Subject to the oversight and supervision of Adviser and the Company’s Board of Trustees/Directors, Sub-Adviser may supervise the day-to-day operations of all or a portion of each Fund and is authorised to perform the following services: (i) act as investment adviser for and manage the investment and reinvestment of those assets of the Fund and in connection therewith have complete discretion in purchasing and selling such securities and other assets for the Fund and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Fund; (ii) provide investment research and credit analysis concerning the Fund’s investments; (iii) assist Adviser in determining what portion of the Fund’s assets will be invested in cash and cash equivalents and money market instruments; (iv) place orders for all purchases and sales of the investments made for the Fund; and (v) maintain the books and records as are required to support Company operations (in conjunction with record-keeping and accounting functions performed by Adviser); and (vi) enter into, make and perform all contracts, agreements and other undertakings as may in the opinion of Sub-Adviser be necessary or advisable or incidental to the carrying out of the investment advisory services. At the request of Adviser, Sub-Adviser will also, subject to the oversight and supervision of Adviser and the direction and control of the Company’s Board of Trustees/Directors, provide to Adviser or the Fund any of the facilities and equipment and perform any of the services described in the Advisory Agreement. In addition, Sub-Adviser will keep the Fund and Adviser informed of developments materially affecting the Fund and shall, on its own initiative, furnish to the Fund from time to time whatever information Sub-Adviser believes appropriate for this purpose. Sub-Adviser will periodically communicate to Adviser, at such times as Adviser may reasonably direct, information concerning the purchase and sale of securities for the Fund, including (i) the name of the issuer, (ii) the amount of the purchase or sale, (iii) the name of the broker or dealer, if any, through which the purchase or sale will be effected, (iv) the CUSIP number of the instrument, if any, and (v) such other information as Adviser may reasonably require for purposes of fulfilling its obligations to the Company under the Advisory Agreement. Sub-Adviser will provide the services rendered by it under this Agreement in accordance with the Fund’s investment objective, policies and restrictions as stated in such Fund’s prospectuses and statements of additional information (as currently in effect and as they may be amended or supplemented from time to time), and the resolutions of the Company’s Board of Trustees/Directors.

Sub-Adviser represents, warrants and covenants that it is authorized and regulated by the Financial Services Authority in the United Kingdom (the “FSA”) and has classified the Company as a Professional Client as defined by the FSA Rules.

3.    Other Sub-Adviser Covenants. Sub-Adviser further agrees that it:

(a)    will comply with (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended, and all applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), (ii) any other applicable provision of law and (iii) the provisions of this Agreement, the Declaration of Trust, Articles of Incorporation or other similar documents and the Company’s Policies and Procedures as such are amended from time to time;

(b)    will place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, Sub-Adviser will attempt to obtain the best price and the most favorable execution of its orders. A summary of Sub-Adviser’s Order Execution Policy is set out in Appendix B of this Agreement. The Adviser hereby confirms that it has read and understood this. In particular, the Adviser agrees that the Sub-Adviser may trade outside of the regulated market or multilateral trading facility. In placing orders, Sub-Adviser will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, Sub-Adviser may select brokers on the basis of the research, statistical and pricing services they provide to the Fund and other clients of Adviser or Sub-Adviser. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by Sub-Adviser hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that Sub-Adviser determines in good faith that such commission is reasonable in terms of either the transaction or the overall responsibility of Adviser and Sub-Adviser to the Fund and their other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to such Fund over the long-term. In no instance, however, will the Fund’s securities be purchased from or sold to Adviser, Sub-Adviser, the Company’s distributor or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law. Subject to the foregoing and the provisions of the 1940 Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, Sub-Adviser may select brokers and dealers with which it or the Company is affiliated;

(c)    will maintain or cause Adviser to maintain books and records with respect to the Fund’s securities transactions and will furnish Adviser and the Company’s Board of Trustees/Directors such periodic and special reports as they may reasonably request; and

(d)    will treat confidentially and as proprietary information of the Company all records and other information relative to the Company, any of the Fund’s and the Company’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

Neither of the parties shall, either during the continuance of this Agreement or after its termination, disclose to any person (except with written authority of the other party or unless ordered to do so by a court of competent jurisdiction or any regulatory body) any information (apart from information in the public domain) relating to the assets, business, finances or other affairs of a confidential nature of the other party or its shareholders of which it may have come to possess during the period of this Agreement and each party shall use its reasonable endeavours to prevent any such disclosure as aforesaid.

4.    Oversight by Adviser. The Adviser shall oversee and supervise the performance of the services provided by Sub-Adviser pursuant to this Agreement. The retention of the Sub-Adviser shall in no way reduce the responsibilities or obligations of the Adviser under the Advisory Agreement, and the Adviser shall be responsible for all acts and omissions of the Sub-Adviser, in connection with the performance of the Adviser’s duties under the Advisory Agreement unless otherwise agreed by the parties.

5.    Information. Adviser shall provide Sub-Adviser with all information which, in the view of Adviser, it is reasonably necessary for Sub-Adviser to receive to properly discharge its functions under this Agreement. Without limiting the foregoing, Adviser shall also provide Sub-Adviser with all necessary instructions in relation to the compliance with the requirements of the provisions of Advisory Agreement, the 1940 Act, the Securities Exchange Act of 1934, as amended, and all applicable rules and regulations of the SEC, in each case applicable to the performance by Sub-Adviser with its obligations under this Agreement and Sub-Adviser is entitled to rely on such instructions in performing its obligations under this Agreement.

6.    Services Not Exclusive. Sub-Adviser’s services hereunder are not deemed to be exclusive, and Sub-Adviser shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

7.    Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Company and, subject to compliance with any retention requirements under applicable regulations, further agrees to surrender promptly to the Company any such records upon the Company’s request. Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act (to the extent that such books and records are not maintained by the Adviser).

8.    Expenses. During the term of this Agreement, Sub-Adviser will bear all costs and expenses of its employees and any overhead incurred by Sub-Adviser in connection with its duties hereunder.

9.    Compensation. For the services provided and the expenses assumed pursuant to this Agreement, Adviser will pay to Sub-Adviser a fee as set forth in Appendix A attached hereto. If Adviser waives any or all of its advisory fee payable under the Advisory Agreement, or reimburses the Company, with respect to the Fund, Sub-Adviser will bear its share of the amount of such waiver or reimbursement by waiving fees otherwise payable to it hereunder on a proportionate basis to be determined by comparing the aggregate fees that would otherwise be paid to it hereunder with respect to such Fund to the aggregate fees that would otherwise be paid by the Company to Adviser under the Advisory Agreement with respect to such Fund. Adviser shall inform Sub-Adviser prior to waiving any advisory fees.

10.    Limitation of Liability. Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by Adviser or by the Fund or its shareholders in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

11.    Indemnity of Adviser. Adviser shall indemnify and hold harmless Sub-Adviser, its employees and its officers against all actions, proceedings and claims and against all costs, demands and expenses (including reasonable legal and professional expenses) arising therefrom which may be brought against Sub-Adviser, its employees and its officers by reason of its performance of its duties under the terms of this Agreement (otherwise than due to a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or negligence on Sub-Adviser’s part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement).

12.    Indemnity of Sub-Adviser. Sub-Adviser shall indemnify and hold harmless Adviser and its employees against all actions, proceedings and claims and against all costs, demands and expenses (including reasonable legal and professional expenses) arising therefrom which may be brought against, suffered or incurred by Adviser by reason of its performance of its duties under the terms of this Agreement (otherwise than due to a loss resulting from willful misfeasance, bad faith or negligence on Adviser’s part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement).

13.    Duration and Termination. This Agreement will become effective as of the date hereof and, unless sooner terminated with respect to the Fund as provided herein, shall continue in effect with respect to the Fund until December 1, 2012. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund for successive annual periods ending on November 30th, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Company’s Board of Trustees/Directors who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Company’s Board of Trustees/Directors or by a vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, this Agreement may be terminated with respect to the Fund at any time on sixty days’ written notice, without the payment of any penalty, by the Company (by vote of the Company’s Board of Trustees/Directors or by vote of a majority of the outstanding voting securities of such Fund), or by Adviser or Sub-Adviser, and will terminate automatically upon any termination of the Advisory Agreement between the Company and Adviser in respect of the relevant Fund(s). This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings as such terms in the 1940 Act.)

14.    Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

15.    Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.

16.    Entire Agreement. This Agreement constitutes the entire agreement between the parties in relation to its subject matter and replaces and extinguishes all prior agreements, arrangements or statements (in whatever form/ whether or not in writing) with respect to its subject matter.

17.    Invalidity. If any provision of this Agreement is held to be invalid, unenforceable or illegal, in whole or in part under the law of any jurisdiction, such provision or part shall, to the extent it is so held to be invalid, unenforceable or illegal, be deemed not to form part of this Agreement but the validity, enforceability or legality in that jurisdiction of the remainder of this Agreement shall remain unaffected.

18.    Assignment. No party may assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement without first having obtained the written consent of the other party.

19.    Partnership. Nothing in this Agreement shall constitute or shall be deemed to constitute a partnership between the parties hereto and save as set out herein, neither party shall have any authority or power to bind the other party or to contract in the name of or create a liability against the other party.

20.    Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

21.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act. To the extent that the applicable laws of California, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the latter shall prevail.

22.    Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

BLACKROCK FUND ADVISORS

By:
	Name:	Michael Latham
	Title:	Managing Director

BLACKROCK INTERNATIONAL, LTD.

By:
	Name:	Alex Claringbull
	Title:	Managing Director

By:
	Name:	Tim Lubans
	Title:	Director

Appendix A

Fund and Sub-Advisory Fees

Fund	Sub-Advisory Fee

iShares S&P/Citigroup 1-3 Year International Treasury Bond Fund

iShares S&P/Citigroup International Treasury Bond Fund

iShares S&P International Preferred Stock Index Fund

iShares Barclays Global Aggregate Bond Fund

iShares Barclays Global ex-US Aggregate Bond Fund

iShares Global Inflation–Linked Bond Fund

iShares International Inflation-Linked Bond Fund
iShares Emerging Markets Local Currency Bond Fund

As set forth below

Fees:

Pursuant to Clause 9, Adviser shall pay to Sub-Adviser a fee calculated as follows:

(a) to the extent the Sub-Adviser is providing services solely relating to trading, an amount equal to the actual pre-tax sums incurred by Sub-Adviser in connection with the performance or provision of the Services under this Agreement together with an additional sum equal to 10% of such actual sums incurred with respect to the Portfolios.

(b) to the extent the Sub-adviser is providing services relating to portfolio management and trading, an amount equal to .twenty percent (20%) of fees net of any applicable expenses paid by the Adviser. Applicable expenses may include, but are not limited to, rebates, waivers, retrocessions, distribution related costs, and fund related expenses and index license fees and other costs incurred by the Adviser.

Fees shall be paid no less than quarterly, and shall be paid exclusive of any Value Added Tax (VAT), which shall be charged separately to Adviser, if applicable.

Appendix B

Information on BlackRock’s Order Execution Policy

1.    Background

The EU Markets in Financial Instruments Directive (MiFID) came into force on 1 November 2007. One aspect of this legislation is that BlackRock is required to take all reasonable steps to obtain the best possible result when dealing for its clients, taking into account the execution factors referred to below. This is often referred to as “best execution”, and is not dissimilar from BlackRock’s practices prior to this legislation. Importantly BlackRock is required to establish and implement an order execution policy that demonstrates how it seeks to obtain the best possible result in accordance with that obligation.

The purpose of this document is to provide clients with a summary of BlackRock’s order execution policy.

This document covers all BlackRock entities resident within the European Economic Area that execute orders, place orders with, or transmit orders to, other entities for execution.

Please note that this policy applies to the outsourcing of portfolio management and/or trading with another affiliated entity internationally, as appropriate. When we outsource these functions, they will be conducted in accordance with local laws, regulations and market practices. Venues and trading methods will vary according to the practices of the country and specific markets in which trading takes place. For example, trading methods may differ from Europe when trading in North America or Asia, however principally those dealing desks will follow similar policies, process, and procedures.

Generally all orders and executions of equity instruments and foreign exchange are managed by centralised, specialised dealing desks. BlackRock currently maintains separate dedicated, specialist trading and investment teams for its fundamental and its model-driven active and index business. Fixed income trades may be executed either by portfolio managers or through a specialised fixed income dealing desk. The dealers are recognised as a significant part of the investment process and BlackRock seeks to harness their dealing expertise to optimise investment performance.

2.    Execution Factors

Subject to any specific instructions that we receive, we take into account a range of factors in deciding where to execute deals in order to obtain the best possible result for our clients. Our dealers and portfolio managers who place deals (referred to for this purpose collectively as dealers) will determine the relative importance of a range of sometimes conflicting factors by using their experience in the particular financial instruments and markets being traded. Generally, and specifically in the case of Retail clients, the most important factor that the dealers take into account is the price of the financial instrument being traded, along with any associated execution costs - the total consideration for the trade.

The diversity of the markets, the types of instruments we trade and the kind of orders we place means that we often take into account a variety of factors in addition to the total consideration of the trade. These other factors may include speed, likelihood of execution and settlement, the size and nature of the order, market impact and any other consideration relevant to the execution of a particular order.

In some markets, price volatility may mean that the timeliness of execution is a key factor, whereas in other markets or instruments that have low liquidity, it may be the mere ability to execute the trade that is a key factor. In other cases, our choice of venue may be limited (even to the fact that there may only be one platform/ market upon which we can execute orders) because of the nature of the trade.

For some types of financial instruments such as over-the-counter transactions there is no formalised market or settlement infrastructure, which is particularly relevant for certain fixed income and derivative trades.

3.    Execution Criteria

When executing a deal, we will take into account a number of criteria for determining the relative importance of the execution factors noted above. These include the nature of the order, the characteristics of the financial instruments that are the subject of that order and the characteristics of the execution venues to which that order can be directed.

4.    Choice of Venue

We will take all reasonable steps to select venues that we believe are most likely to provide the best result in the execution of orders. These venues are generally accessed via brokers and include Regulated Markets such as the London Stock Exchange, Multilateral Trading Facilities (MTFs) and electronic communication networks (ECNs). Please see the Glossary for more information. Save where we are prohibited, we may match buy and sell orders of stock between clients, orders are internally matched and then either executed through a counterparty or via ECNs in order to minimise explicit trading costs and market impact. We may also undertake programme trades where there is an appropriate basket of stocks to trade in order to reduce overall transaction costs. In certain circumstances we may execute trades outside of a Regulated Market or MTF.

To enable the dealers to assess the appropriate venue, they have access to several sources of price information and news including Reuters and Bloomberg, and receive indications of interest, quotes and information on market flow and liquidity from brokers. This access to information is designed to allow dealers to obtain the best possible result for our clients. We also take steps to ensure that we do not structure or charge our commissions in such a way as to discriminate unfairly between execution venues. For some instruments there is often only one liquid venue. For example, we will route orders relating to collective investment schemes to the operator of the scheme. However where the collective investment scheme is exchange traded (for example, exchange traded funds) we may execute these orders on or off-exchange as appropriate. Likewise, for structured over the counter (OTC) derivative instruments, there will often only be one execution venue where the bespoke instrument can be executed.

It should be noted that there may be one or more trading method or execution venue used to fill an overall order.

The list of the principal venues and counterparties may be found in the detailed Level 2 commission reports available to clients periodically.

5.    Investment Allocation and Order Priority

Deals on behalf of a customer may be aggregated with deals for other customers unless it is likely that the relevant aggregation of orders and transactions will work overall to the disadvantage of any client whose order is to be aggregated. However, the effect of aggregation may or may not work to the disadvantage of a client in relation to a particular order. Where client orders have been aggregated, if BlackRock is not able to trade the entire volume at one price, the various prices may be averaged and the customers involved will receive the average price for the deal in line with BlackRock’s order execution policy. This policy requires BlackRock to take all reasonable steps to seek the best possible result on behalf of its customers when executing trades. This is generally known as best execution.

Wherever reasonably practical, BlackRock trades are executed on a pro rata basis. Where this is not reasonably practical or circumstances arise that create the need for the transaction to be re-allocated, BlackRock’s investment allocation policy aims to ensure that investment opportunities are allocated fairly and equitably among BlackRock’s customer base.

BlackRock’s trading function is separated from its portfolio management areas and is centralised except with respect to certain areas within the fixed income department. Maintaining a separate centralized trading area is viewed by BlackRock as an important control as it is in a position to assess the market impact of trading across customer accounts and minimize adverse affects of trading.

6.    Specific Instructions

We are not required to take the steps mentioned above when placing an order with, or transmitting an order to, another entity for execution to the extent that we are following specific instructions from a client. Clients should be aware that any specific instruction given regarding the execution of orders may prevent us from taking the steps that we have designed and implemented in our execution policy to obtain the best possible result in respect of the elements covered by those instructions.

Where a client’s instructions relate only to part of an order, we will continue to apply our execution policy to those aspects not covered by the instruction.

7.    Review

We will review our order execution policy and order execution arrangements on an annual basis, as well as whenever a material change occurs that affects our ability to continue to obtain the best possible result for our clients. Monitoring is conducted by the trading function and is designed to provide us with the tools to identify and correct any deficiencies in our arrangements. We will notify you of any material change to our order execution policy and order execution arrangements.

In the context of this Order Execution Policy, “BlackRock” means the Sub-Adviser and its affiliates carrying out business in the European Economic Area.